Exhibit 10.13
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement") is entered into on August 10, 2007, between NILE THERAPEUTICS, INC. (the "Company"), and ALLAN GORDON, M.D. (the "Executive").

WHEREAS, the Executive was employed by the Company pursuant to an Employment Agreement, dated December 12, 2006 (the "Employment Agreement");

WHEREAS, the Executive resigned from the Company, effective May 21, 2007; and

WHEREAS, for the purposes of avoiding the uncertainty, expense and burden associated with any dispute, the Executive and the Company desire to resolve all issues that may arise by virtue of the previously existing employment relationship between the Executive and the Company, the termination of the employment relationship or the parties' respective rights under the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions set forth below, it is agreed as follows:

1. The Executive hereby confirms his resignation as an officer, director and employee of the Company effective as of May 21, 2007 (the "Separation Date"). The Executive shall be entitled to receive within five days of the execution of this Agreement (i) his Base Salary (as defined in the Employment Agreement) through the Separation Date and (ii) $9,565, representing his accrued and unused vacation through the Separation Date. The Executive acknowledges and agrees that he will receive no additional compensation, payments or benefits from the Company except as specifically set forth herein.

2. In addition to the payments described in Section 1, the Company agrees to provide the Executive with the following benefits:

(a) The Executive shall be entitled to receive: (i) $300,000, representing his Base Salary; (ii) $120,000, representing his annual Performance Bonus; and (iii) $46,356.16, representing a pro rata portion of his annual Performance Bonus. All amounts payable representing Base Salary under this Section 2(a) shall be paid in accordance with the Company's regular payroll practices over a period of one year following the Separation Date and all amounts payable representing Performance Bonuses shall be paid in a single-lump sum in January 2008.

(b) The Company shall, upon presentation of appropriate vouchers therefor, reimburse the Executive for all unclaimed business expenses incurred by him in the performance of his duties for the Company through the Separation Date, in accordance with the Company's standard practices and procedures, but all such reimbursements shall be paid no later than December 31, 2008.

(c) The Company shall pay the Executive 12 monthly payments of $1,360.38 representing the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) premiums associated with his continued health insurance coverage on the same terms as existed prior to this Agreement. The Company shall make such payments whether or not the Executive elects or continues COBRA coverage.

(d) For a period of one-year following the Separation Date, the Company will continue to pay the premiums relating to personal life insurance coverage for the Executive in an amount equal to $1,000,000.

(e) The Company shall grant to the Executive, immediately after the closing of the next round of equity financing (the “Financing”), five-year stock options to purchase that number of shares representing two and one-half percent (2.5%) of the outstanding common stock of the Company, par value $.001 per share (the “Common Stock”) on a fully diluted basis as of the closing of the Financing. The options shall be 100% vested and immediately exercisable and have an exercise price equal to the fair market value of a share of Common Stock on the date of grant. For purposes of this Agreement, “fully diluted basis” shall mean the number of shares of Common Stock that would be outstanding upon the conversion of all outstanding shares of preferred stock of the Company (the “Preferred Stock”) outstanding on the date of the Financing, plus the shares of Common Stock issuable upon conversion or exercise, as the case may be, of all securities of the Company convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock, that are currently exercisable by the holder thereof or which will become exercisable within 90 days of the date of the Financing. The Executive shall have the right (the “Executive’s Right”) to include for resale the shares of Common Stock issuable upon exercise of the options granted pursuant to this Section 2(e) in a registration statement filed by the Company under the Securities Act of 1933, as amended, if and to the same extent as any such right to registration may in the future first be given to the persons that on the date hereof are holders of Common Stock (the “Other Registration Right”); provided, however, that the shares of Common Stock underlying the options granted pursuant to this Section 2(e) shall not be entitled to be included in any registration statement that may be filed by the Company with respect to securities issued in the Financing. The Executive’s Right is conditioned upon the Executive’s compliance with the terms and conditions of the Other Registration Right as if he was a party to any agreement which memorialized the terms and conditions thereof. The Executive’s Right is personal to the Executive and shall not run with the shares of Common Stock issuable upon exercise of the options granted pursuant to this Section 2(e). If, as currently contemplated, the Financing consists of two steps, an equity capital raise followed by a merger with a subsidiary of a public shell corporation, the exercise price and number of fully diluted shares will be determined as of the close of the equity capital raise, without regard to the subsequent merger.

(f) The Company shall reimburse the Executive for up to $12,500 for legal fees he incurred in connection with the negotiation of this Agreement within 30 days after he submits appropriate documentation related to such fees provided that the Executive submits such documentation by November 30, 2008.

3. The Executive hereby ratifies and confirms, and agrees to continue to be bound by, the provisions of Section 6 (Confidential Information and Inventions) of the Employment Agreement (a copy of which is attached hereto as Exhibit A). In connection therewith, the Executive acknowledges that the Company would not make the payments and provide the benefits specified in Sections 1 and 2 hereof (other than the payment of the Executive's base salary through the Separation Date) without the Executive's agreement to continue to be bound by the provisions set forth in Section 6 of the Employment Agreement and, therefore, that in the event of a breach by the Executive of such provisions, the Company shall be entitled to cease making further payments under Sections 1 and 2 of this Agreement and to recover all amounts (other than the Executive's base salary through the Separation Date) previously paid to the Executive under such Sections 1 and 2. The Executive agrees, whether or not requested, to promptly return any and all copies of Confidential Information (as defined in the Employment Agreement), in whatever medium and form. In addition, the Executive agrees to refrain forever from using or disclosing the Company's Confidential Information for any reason unless he is required to do so by law or legal process. The Executive's obligations under this Section 3 will survive the expiration of this Agreement.

4. (a) The Executive agrees that he fully, finally and unconditionally and forever releases, discharges and forgives the Company, Two River Group Holdings, LLC and Riverbank Capital Securities, Inc., a member of the National Association of Broker Dealers (collectively, the "Nile Companies"), all of the Nile Companies' successors and assigns, and any and all of the Nile Companies' past and present members, partners, shareholders, officers, directors, managers, agents, representatives and employees in their capacity as such (the "Releasees"), from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever, whether now known or claimed, to whomever made, which the Executive had, has or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever, up to the effective date of this Agreement, known or unknown, including, by way of example and without limiting the broadest application of the foregoing, any actions, causes of action or claims under the Employment Agreement or any other contract or any federal, state or local decisional law, statutes, regulations or constitutions, any claims for notice or pay in lieu of notice, or for wrongful dismissal, discrimination, or harassment on the basis of any factor (including, without limitation, any claim pursuant to or arising under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income and Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act, the New York State and City Human Rights Laws, the California Fair Employment and Housing Act and any other federal, state or local legislation concerning employment or employment discrimination), and any claims, asserted benefits or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition, or pursuant to any other applicable employment standards or human rights legislation, or for severance pay, salary, bonus, commission, incentive, equity or additional compensation, vacation pay, insurance or benefits. The Executive agrees that all prior agreements relating to the Executive's employment or service with the Company or any of its affiliates or the termination of such employment or service, including, without limitation, the Employment Agreement (other than Section 6 thereof), are hereby terminated as of the effective date of this Agreement and shall thereafter be of no further force or effect. Notwithstanding the foregoing, the Executive does not waive his rights under this Agreement, any rights to indemnification he may have and /or his rights to accrued benefits under the Company’s welfare plan.

(b) As of the date of, and upon execution of this Agreement and his waiver and release of all claims, the Executive covenants, represents and warrants that the Executive has not asserted and will not assert, threaten or commence any claim, allegation, action, complaint or proceeding against the Releasees or any of them by reason of any matter or thing existing up to the effective date of this Agreement specified in Section 14 hereof which is waived under the provisions of Section 4(a). If the Executive should, after the execution of the Agreement make, pursue, prosecute, or threaten to make any such claim or allegation, or pursue or commence or threaten to commence any such claim, action, complaint or proceeding against the Releasees, or any of them, for or by reason of any cause, matter or thing existing up to the effective date of this Agreement which is waived under the provisions of Section 4(a), this Agreement may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding, and the Releasees shall be entitled to recover from the Executive all reasonable costs incurred by virtue of defending same, including reasonable attorneys' fees and expenses, without altering or diminishing the effectiveness of the release provisions provided under this subparagraph (b) and the preceding subparagraph (a). The Executive represents that, as of the date hereof, he has no knowledge of any basis for claims by him against any Releasee.

5. (a) The Executive shall not disparage the Nile Companies and any of their current or past officers, directors, members and shareholders (collectively, the “Nondisparagement Group”) in any manner whether to the media, or otherwise, and the Executive shall not publish or make any statement which is reasonably foreseeable to become public with respect to any of the Nondisparagement Group. If the Executive shall violate the provisions of this Section 5(a), members of the Nondisparagement Group may appropriately publicly respond to such violation without being deemed to have violated the provisions of Section 5(b) hereof. The Executive agrees to keep the terms of this Agreement confidential except as required by law or as needed to enforce the terms of this Agreement.

(b) None of the Nondisparagement Group shall disparage the Executive in any manner whether to the media, or otherwise, and none of the Nondisparagement Group shall publish or make any statement which is reasonably foreseeable to become public with respect to the Executive. If any of the Nondisparagement Group should violate the provisions of this Section 5(b), Executive may appropriately publicly respond to such violation without being deemed to have violated the provisions of Section 5(a) hereof.

6. The Executive shall promptly return to the Company all files, records, keys, computers, credit cards or other Firm property still in the Executive's possession or under the Executive's control.

7. The Executive acknowledges that he has been advised, and been afforded an opportunity, to consult with an attorney prior to signing this Agreement and understands that any decision to consult or not to consult with an attorney was solely within the Executive's discretion. The Executive further acknowledges and agrees that by signing and returning this Agreement, he will be deemed to have consulted with an attorney for the purposes herein.

8. This Agreement shall not constitute an admission of any wrongdoing by the Releasees or any of them, or of having caused any injury to the Executive by any acts or omissions on the part of the Releasees or any of them, or a violation of any statutory, regulatory or common law obligation owed to the Executive by any of the Releasees.

9. This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes the Employment Agreement in its entirety, other than with respect to Section 6 thereof. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement may not be amended, modified or terminated except by express written agreement between the parties. This Agreement shall be construed and governed by the laws of the State of New York.

10. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or the laws of descent and distribution.

11. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

12. Following the Separation Date, the Executive agrees to reasonably cooperate consistent with his other business and personal commitments in the Company's handling or resolution of any matter in which he was involved in the course of his employment. Promptly following submission of satisfactory documentation by the Executive, the Company shall reimburse the Executive for his out-of-pocket costs incurred in connection with his cooperation pursuant to this Section 12.

13. This Agreement may be executed in any number of separate counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

14. The Executive acknowledges that he has been offered the opportunity to consider this Agreement for 21 days before executing it, although the Executive may accept it by execution at any time within such 21-day period. The Executive may revoke this Agreement in writing by sending notice of revocation to the Company at c/o Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor, New York, New York 10022, Attention: David Tanen, Secretary, within seven calendar days following its execution. This Agreement shall become effective seven days after its execution. The Executive's revocation of this Agreement shall not be considered a revocation of his resignation as an employee of the Company.

15. The Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with debtor."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

IN WITNESS WHEREOF, the parties have caused this Separation Agreement and General Release to be duly executed as set forth below.

NILE THERAPEUTICS, INC.

By:	/s/ Peter M. Strumph
Name: Mr. Peter M. Strumph
Title: Chief Executive Officer

EXECUTIVE

/s/ Allan Gordon
Name: Allan Gordon, M.D.